Reed’s, Inc. Announces Warrant Exercise Agreements

Resulting in $1.6 Million Financing Transaction

LOS ANGELES, July 14, 2017— Reed’s, Inc. (NYSE-MKT:REED), owner of the nation’s leading portfolio of handcrafted, all-natural beverages today announced that the company entered into Warrant Exercise Agreements resulting in a $1.6 million financing.

Val Stalowir, Chief Executive Officer of Reed’s, Inc., commented, “This financing will allow us to put more focus on our sales and marketing efforts during the key selling season and will allow us to generate additional momentum for the introduction of our breakthrough line of all natural, sugar free craft beverages and mixers under the Virgil’s banner later this year.”

John Bello, Chairman of the Board of Reed’s, Inc., commented “We have assembled a top notch team at Reed’s including a new CEO and COO who have extensive industry experience. Reed’s is an iconic brand that has been around for more than 25 years, and we are focused on re-accelerating our growth. The team is actively working on refreshing the product line and improving supplier and vendor relationships with the ultimate goal of improved margins and increased shareholder value,” Mr. Bello concluded.

Reed’s entered into Warrant Exercise Agreements with Raptor/Harbor Reeds SPV LLC and three other investors holding participation rights in the transaction to reprice warrants to purchase 1,906,925 shares of Reed’s common stock. The repriced warrants have an exercise price per share of $1.50 and were revised to modify language pertaining to “Fundamental Transactions”. Restrictions upon exercise have been waived as to 1,093,750 warrant shares being exercised for aggregate gross proceeds to the company of $1,640,625. The Lead Investor also received the right to designate one non-voting observer to attend meetings of the board of directors.

Additionally, Reed’s issued to the holders, pro rata based on the number of shares each holder exercised, additional second tranche warrants to purchase up to 512,560 shares of Reed’s. common stock and additional third tranche warrants to purchase up to 87,746 shares of Reed’s common stock. Second tranche warrants have a term of five years, may be exercised commencing six months after the closing date, and have an exercise price equal to $2.00. The third tranche warrants will be exercisable immediately upon issuance for a term of 5-years, with an exercise price equal to the closing price of shares of the company’s common stock on the NYSE MKT on the fifth day after the closing date.

The proceeds of the warrant exercises will be used by Reed’s for general corporate purposes.

Additional information about the transaction can be found in the company’s Current Report on Form 8-K filed with the SEC today.

About Reed’s, Inc.

Established in 1989, Reed’s has sold over 500 million bottles of its category winning hand-brewed craft beverages. Reed’s is America’s #1 selling Ginger Beer brand and has been the leader and innovator in the ginger beer category for decades. The company is the maker of some of the best-selling all natural, handcrafted beverages in the natural and specialty foods channel. Reed’s portfolio is estimated to be sold in approximately 15,000 natural, specialty and mainstream supermarkets nationwide. Additionally, Reed’s products are sold through accounts within the drug, club, mass, and convenience store channels as well as on-premise accounts that include bars and restaurants nationwide. The Reed’s and Virgil’s brands can also be found in a growing number of international markets. Its seven award-winning non-alcoholic Ginger Brews are unique in the beverage industry. Reed’s Ginger Brews are hand brewed, not formulated and use more than a million pounds of fresh ginger combined with spices and fruit juices every year. Reed’s Ginger Brews deliver a delicious and intense ginger bite and burn that can only come from fresh ginger root. The company applied its same handcrafted brewed approach and focus on high quality ingredients to its award-winning Virgil’s Root Beer. The Virgil’s line of all natural, handcrafted beverages is the top-selling craft soda in the natural food channel and is considered to be one of the leading brands within the fast-growing craft soda category.

http://www.reedsinc.com or call 800-99-REEDS.

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SAFE HARBOR STATEMENT

Some portions of this press release, particularly those describing Reed’s goals and strategies, contain “forward-looking statements.” These forward-looking statements can generally be identified as such because the context of the statement will include words, such as “expects,” “should,” “believes,” “anticipates” or words of similar import. Similarly, statements that describe future plans, objectives or goals are also forward-looking statements. While Reed’s is working to achieve those goals and strategies, actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. These risks and uncertainties include difficulty in marketing its products and services, maintaining and protecting brand recognition, the need for significant capital, dependence on third party distributors, dependence on third party brewers, increasing costs of fuel and freight, protection of intellectual property, competition and other factors, any of which could have an adverse effect on the business plans of Reed’s, its reputation in the industry or its expected financial return from operations and results of operations. In light of significant risks and uncertainties inherent in forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by Reed’s that they will achieve such forward-looking statements. For further details and a discussion of these and other risks and uncertainties, please see our most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Reed’s undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

CONTACT:

Reed’s, Inc.

Investor Relations

(310) 217-9400 ex.6

Email: ir@reedsinc.com

www.reedsinc.com